Exhibit 99.1

NovaBay (NBY) Appoints Harry F. Hixson, Jr., PhD,
Former Amgen President/Chief Operating Officer To Its Board of Directors

Over Thirty Years Of Drug Development, Partnering, and Commercialization Experience

EMERYVILLE, CA – January 20, 2009 – NovaBay Pharmaceuticals, Inc. (AMEX: NBY, www.novabaypharma.com), a clinical stage biopharmaceutical company developing non-antibiotic anti-infective products for the treatment or prevention of a wide range of bacterial, fungal, and viral infections, has appointed Harry F. Hixson, Jr., PhD to its Board of Directors.

“I am honored that Dr. Harry Hixson, the former President of Amgen, has decided to join the NovaBay Board of Directors,” said NovaBay’s Chairman and CEO Dr. Ron Najafi. “With the perspective that Harry brings to our Board from his senior management positions in major companies like Amgen and Abbott and the leadership he has provided to growing earlier stage companies, we expect to benefit significantly from his guidance at NovaBay.  The NovaBay Board and executive team are looking forward to working with him.”

“I am very pleased to be named to NovaBay’s board,” commented Dr. Hixson on his appointment.  “Having been in the pharmaceutical business for over thirty years and as the former CEO of an anti-infective company, I am fully aware of the need for developing new and novel approaches to stem the tide of antibiotic resistance in our hospitals and communities.  With its Aganocide compounds, NovaBay has developed a strong portfolio of new chemical entities that address significant unmet medical needs.  I am impressed by the fact that these compounds are in Phase II human clinical trials for the treatment of urinary tract infections and nasal MRSA. An IND for the treatment of eye infections was recently approved as part of NovaBay’s collaboration with Alcon.  I look forward to contributing to NovaBay’s board and help shape the path for the future.”

Dr. Hixson currently serves as Chairman of the Board of Sequenom Inc. (NASDAQ: SQNM), a genetics and molecular diagnostic company. He is also a member of the Board of Infinity Pharmaceuticals, Inc. (NASDAQ: INFI), a cancer drug discovery and development company.  Dr. Hixson has also served as a director of Arena Pharmaceuticals, Inc. since 2004, and currently serves as the Chairman of BrainCells, Inc., a privately held biopharmaceutical company focused on central nervous system drug development. At BrainCells, he has served as Chairman of BrainCells since December 2003 and was Chief Executive Officer from July 2004 until September 2005.  He served as Amgen’s President and Chief Operating Officer and as a member of its Board of Directors from 1988 to 1991. Prior to Amgen, Dr. Hixson held various management positions with Abbott Laboratories, including Vice President, Diagnostic Products Business Group, and Vice President, Research and Development, in the Diagnostics Division. He has been involved with the start-up of several biopharmaceutical companies, including Neurocrine Biosciences and Signal Pharmaceuticals, now part of Celgene. Dr. Hixson received his PhD in Physical Biochemistry from Purdue University and an MBA from the University of Chicago. He also received an Honorary Doctor of Science degree from Purdue University.

About NovaBay Pharmaceuticals
NovaBay Pharmaceuticals, Inc. is a biopharmaceutical company focused on developing innovative non-antibiotic, anti-infective product candidates targeting the treatment or prevention of a wide range of infections in hospital and non-hospital environments. NovaBay has discovered and is developing a class of compounds, which it has named Aganocide compounds, which are based upon small molecules that are generated by white blood cells that defend the body against invading pathogens, without ever developing resistance. NovaBay believes that Aganocide compounds could form a platform on which to create a variety of products to address differing needs in the treatment and prevention of bacterial and viral infections, including resistant bacteria such as MRSA. NovaBay has entered into a licensing and research collaboration agreement with an affiliate of Alcon, Inc. for use of the Aganocide compounds in the eye, ear and sinus, and in contact lens solutions.

NovaBay® and Aganocide® are registered trademarks of NovaBay Pharmaceuticals, Inc. All other trademarks and trade names are the property of their respective owners.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, based upon management’s current expectations, assumptions, estimates, projections and beliefs.  These forward-looking statements can often be identified by words such as “expects”, “intends”, “plans”, “believes”, “estimates”, “may”, “will”, and similar expressions, and variations or negatives of these words.  These statements include, but are not limited to, statements regarding the development and potential benefits of, and the market opportunities for, or the potential commercialization of NovaBay’s product candidates, as well as the timing of any such development or commercialization.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results or achievements to be materially different and adverse from those expressed in or implied by the forward-looking statements.  Factors that might cause or contribute to such differences include, but are not limited to, risks and uncertainties relating to difficulties or delays in discovery, development, testing, regulatory approval, production and marketing of the company’s product candidates, unexpected adverse side effects or inadequate therapeutic efficacy of the product candidates, the uncertainty of patent protection for the company’s intellectual property or trade secrets, the company’s ability to obtain additional financing as necessary and unanticipated research and development and other costs and other risks detailed from time to time in NovaBay’s filings with the Securities and Exchange Commission including the annual report on Form 10-K for the year ended December 31, 2007.  The forward-looking statements in this release speak only as of this date, and NovaBay disclaims any intent or obligation to revise or update publicly any forward-looking statement except as required by law.

Contact:

NovaBay Pharmaceuticals, Inc.
Investor Relations:
Theresa Granados, 510-899-8870
Head of Investor Relations
tgranados@novabaypharma.com

or

The Investor Relations Group
Investor Relations:
Adam Holdsworth / James Carbonara
Media Relations:
Janet Vasquez / Laura Colontrelle
212-825-3210